Exhibit 23

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-55732 of Tucson Electric Power Company and Subsidiaries (the Company) on Form S-3 and in Registration Statements No. 33-56523, No. 33-57233, and No. 33-57231 of the Company on Form S-8 of our report dated January 31, 1995 (March 7, 1995 as to Note 6), which included an explanatory paragraph relating to the timing of the recovery of the costs associated with 37.5% of Springerville Unit 2 which cannot presently be determined, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 1994.



DELOITTE & TOUCHE LLP

Tucson, Arizona
March 7, 1995